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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☑ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

CAPITOL BANCORP LIMITED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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4) Date Filed:

SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

March 31, 2005

Dear Shareholder:

     You are cordially invited to attend the 2005 Annual Meeting of Shareholders of Capitol Bancorp Limited (“Capitol”) to be held at the Lansing Center, 333 East Michigan Avenue, Lansing, Michigan, on Thursday, May 5, 2005, at 4:00 p.m., Eastern Standard Time.

     The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the meeting. Shareholders will be asked to elect 23 directors, consider approving the amendment to Capitol’s Articles of Incorporation, consider approving an amendment to the Capitol Bancorp Limited 2003 Stock Plan and to consider any other business that may properly come before the meeting.

     During the meeting, management will also report on the operations of Capitol. Directors and officers of Capitol will be present to respond to questions that you may have.

     Whether or not you presently plan to attend the meeting, please indicate your vote by using the enclosed proxy card or by voting by telephone or the Internet. Please sign, date and return the enclosed proxy card. If you attend the Annual Meeting, you may withdraw your proxy and vote in person, even if you have previously mailed a proxy card.

Sincerely,

JOSEPH D. REID
Chairman and Chief Executive Officer

CAPITOL BANCORP LIMITED

Capitol Bancorp Center 200 Washington Square North Lansing, Michigan 48933	2777 E. Camelback Road, Suite 375 Phoenix, Arizona 85016

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be Held on Thursday, May 5, 2005

     The 2005 Annual Meeting of the Shareholders of Capitol Bancorp Limited (“Capitol”) will be held at the Lansing Center, 333 East Michigan Avenue, Lansing, Michigan on Thursday, May 5, 2005 at 4:00 p.m., Eastern Standard Time.

     A proxy card and a proxy statement are enclosed.

     The meeting is for the purpose of considering and acting upon the proposals:

1.	To elect 23 directors to hold office for one year and until their successors are elected and qualified or upon their earlier resignation or removal.

2.	To approve the proposed amendment to Capitol’s Articles of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.

3.	To approve the proposed amendment to the Capitol Bancorp Limited 2003 Stock Plan to authorize the reservation of an additional 1,000,000 shares of Capitol’s common stock for future issuance.

4.	To conduct such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors is not aware of any other business to come before the meeting.

     Action may be taken on the foregoing proposals at the meeting on the date specified, or on any dates to which, by original or later adjournment, the meeting may be adjourned. Shareholders of record at the close of business on March 7, 2005 are entitled to vote at the meeting and any adjournments thereof.

     You are asked to fill in and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to return it promptly in the enclosed envelope. The proxy will not be used if you attend the meeting, withdraw your proxy and vote in person.

BY ORDER OF THE BOARD OF DIRECTORS

DAVID O’LEARY
Secretary

Lansing, Michigan
March 31, 2005

Important: This notice and the accompanying proxy materials were first mailed to shareholders on or about March 31, 2005. The cost of solicitation of proxies will be borne by Capitol. The prompt return of proxies will save the expense of further requests for proxies in order to obtain a quorum. An addressed envelope is enclosed for your convenience. No postage is required if mailed within the United States. You may also vote your shares by telephone or the Internet.

VOTING
PROPOSAL ONE: ELECTION OF DIRECTORS
PROPOSAL TWO: TO AMEND CAPITOL’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITOL’S COMMON STOCK FROM 25,000,000 TO 50,000,000
PROPOSAL THREE: APPROVAL OF THE AMENDMENT TO CAPITOL BANCORP LIMITED 2003 STOCK PLAN
SUMMARY OF THE CAPITOL BANCORP LIMITED 2003 STOCK PLAN
VOTE REQUIRED AND BOARD RECOMMENDATION
ROLE OF THE BOARD
BOARD MEETING INFORMATION
COMMITTEE STRUCTURE
COMMITTEE REPORTS
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
BOARD COMPENSATION
EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS
STOCK PERFORMANCE GRAPH
STOCK OWNERSHIP
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
EXECUTIVE OFFICERS
EXECUTIVE COMPENSATION
STOCK OPTIONS GRANTED IN 2004
AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR AND YEAR-END OPTION VALUES
SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
OTHER MATTERS
MISCELLANEOUS
FORM 10-K
SHAREHOLDER PROPOSALS
ANNEX A
ANNEX B
ANNEX C

Capitol Bancorp Center 200 Washington Square North Lansing, Michigan 48933	2777 E. Camelback Road, Suite 375 Phoenix, Arizona 85016

ANNUAL MEETING OF SHAREHOLDERS

May 5, 2005

Proxy Statement

INFORMATION ABOUT THE ANNUAL MEETING

When is the annual meeting?

Thursday, May 5, 2005 at 4:00 p.m., Eastern Standard Time.

Where will the annual meeting be held?

At the Lansing Center, 333 East Michigan Avenue, Lansing, Michigan.

What items will be voted upon at the annual meeting?

Shareholders will be voting on the following matters:

1.	The election of directors.

2.	To amend the Articles of Incorporation to increase the number of authorized shares of Capitol’s common stock from 25,000,000 to 50,000,000.

3.	To amend the Capitol Bancorp Limited 2003 Stock Plan to authorize the reservation of an additional 1,000,000 shares of Capitol’s common stock for future issuance.

4.	Other business that may properly come before the annual meeting or any adjournment of the annual meeting.

VOTING

Who Can Vote?

You are entitled to vote your common stock if Capitol’s records show that you held shares of Capitol’s common stock as of the close of business on March 7, 2005, the record date.

Each shareholder is entitled to one vote for each share of common stock held on March 7, 2005. On March 7, 2005, there were 14,894,450 shares of common stock issued and outstanding. Common stock is Capitol’s only class of voting securities.

Capitol Direct. If you are a participant in the Capitol Bancorp Limited Direct Purchase and Dividend Reinvestment Plan (“Capitol Direct”), the number of shares shown on the enclosed proxy card includes shares held for your account in that plan.

Employee Benefit Plan Shares. If you are a participant in an employee benefit plan of Capitol that allows participant-directed voting of common stock held in that plan, you will receive a separate proxy card for shares you hold in that plan, as well as shares you own of record, if any. The trustee for each plan will cause votes to be cast confidentially in accordance with your instructions. Plan shares not voted by participants will be voted by the trustee in the same proportion as the votes actually cast by participants, in accordance with the terms of the respective plan.

How do I vote?

You can vote on matters that are properly presented at the meeting in four ways:

•	You can come to the meeting and cast your vote in person; or

•	You can vote by signing and returning the enclosed proxy card in the enclosed envelope; or

•	You can vote by phone by calling toll-free 1-800-758-6973 on a touch-tone telephone, with the voting form in hand, and follow the instructions; or

•	You can vote by Internet at http://www.eproxyvote.com/cbc, with the voting form in hand, and follow the instructions provided.

If you sign and return the enclosed proxy card or vote by telephone or via the Internet, the proxies named on the enclosed proxy card will vote your shares of common stock as you instruct. If you do not vote on a proposal, your proxies will vote on your behalf in their discretion on that proposal. Unless you instruct otherwise, your proxies will vote your shares FOR the election of each of the 23 director nominees nominated by Capitol’s Board of Directors, FOR Proposal Two to amend Capitol’s Articles of Incorporation and FOR Proposal Three to amend the Capitol Bancorp Limited 2003 Stock Plan and in their discretion on every other proposal considered at the meeting.

How do I vote if my shares are held in “street name”?

If your shares are held in the name of your broker, a bank, or other nominee, then that party should give you instructions for voting your shares.

How do I change or revoke my proxy?

Shareholders who execute proxies retain the right to revoke them at any time before they are exercised. Unless revoked, the shares represented by such proxies will be voted at the meeting and all adjournments thereof. Proxies may be revoked by written notice to the Secretary or by the filing of a later proxy prior to a vote being taken on a particular proposal at the meeting. A proxy will not be voted if a particular shareholder attends the meeting and revokes his/her proxy by notifying the Secretary at the meeting. Any shareholder who attends the meeting and revokes his/her proxy may vote in person. However, your attendance alone will not revoke your proxy. If you instructed a broker, bank or other nominee to vote your shares and you would like to revoke or change your vote, then you must follow their instructions. Proxies solicited by Capitol’s Board of Directors will be voted according to the directions given therein. Where no instructions are indicated, proxies will be voted FOR the nominees for directors.

If I return my proxy can I still attend the annual meeting?

You are encouraged to mark, sign and date the enclosed form of proxy and return it promptly so that your shares will be represented at the meeting or vote by telephone or Internet. However, returning a proxy does not affect your right to attend the meeting and vote your shares in person.

How many votes are required?

The representation in person or by proxy of at least a majority of the outstanding shares of common stock entitled to vote is necessary in order to provide a quorum at the meeting. Shares represented by proxies marked “Abstain” or “Withheld” and “broker non-votes” are counted in determining whether a quorum is present. (A “broker non-vote” is a proxy submitted by a broker that does not indicate a vote for some or all of the proposals because the broker does not have discretionary voting authority on some types of proposals and has not received instructions from its client as to how to vote a particular proposal.)

The election of directors will be by a plurality of votes cast. This means that if there are more nominees than positions to be filled, the nominees who receive the most votes will be elected. In counting votes on the election of directors, abstentions, broker non-votes and other shares not voted will be counted as not voted. These shares will be deducted from the total shares of which a plurality is required.

The affirmative vote of holders of a majority of the outstanding shares entitled to vote at the annual meeting of shareholders is required to approve the proposed amendment to Capitol’s Articles of Incorporation. For the purpose of counting votes on this proposal, abstentions, broker non-votes and other shares not voted will have the same effect as a vote against the proposal.

Each other matter to be voted upon at the meeting will be approved if a majority of the shares present or represented at the meeting and entitled to vote on the proposal are voted in favor of such matter (approval of the amendment to the Capitol Bancorp Limited 2003 Stock Plan also requires that a majority of the shares entitled to vote on the matter be voted). In counting votes on each such matter, abstentions will be counted as voted against the matter and broker non-votes will be counted as not voted on the matter. Shares that are not voted on such matters will be deducted from the total shares of which a majority is required. Shareholders are not entitled to cumulative voting rights.

What are the recommendations of Capitol’s Board of Directors?

Capitol’s board recommends that each shareholder vote FOR each of the nominees for the Board of Directors.

Capitol’s board recommends that each shareholder vote FOR Proposal Two to approve and adopt the proposed amendment to Capitol’s Articles of Incorporation.

Capitol’s board recommends that each shareholder vote FOR Proposal Three to approve and adopt the proposed amendment to the Capitol Bancorp Limited 2003 Stock Plan.

Who pays for the solicitation of proxies?

Capitol will bear the cost of soliciting the proxies. Officers and other management employees of Capitol will receive no additional compensation for the solicitation of proxies and may use mail, e-mail, personal interview and/or telephone.

When are shareholders’ proposals for the 2006 annual meeting due?

Proposals by shareholders to be considered for inclusion in the proxy materials solicited by the directors for the annual meeting in 2006 must be received by Capitol’s Secretary no later than December 2, 2005. The use of certified mail, return receipt requested, is advised. To be eligible for inclusion, a proposal must comply with Rule 14a-8 and all other applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

Any security holder proposal which a shareholder wishes to present at Capitol’s 2006 annual meeting of shareholders but which is not intended to be considered for inclusion in the proxy statement and proxy for that meeting must be received by Capitol on or before February 15, 2006. Such proposals should be sent by registered or certified mail to David O’Leary, Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933. If Capitol does not have notice of the proposal by that date, Capitol’s form of proxy in connection with that meeting may confer discretionary voting authority to vote on that matter and the persons named in Capitol’s form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

PROPOSAL ONE: ELECTION OF DIRECTORS

Capitol’s bylaws establish that the number of directors shall not be less than five nor more than twenty five. Currently, Capitol has 23 directors.

Unless otherwise directed in the proxy, the person named in the proxy intends to vote the shares represented by each properly executed proxy for the election of the directors for a one-year term and until their successors are duly elected and qualified or until their earlier resignation or removal. If any nominee at the time of election is unavailable or unwilling to serve, a contingency which is not presently anticipated, it is intended that the person named in the proxy will vote for an alternate nominee, if designated by the Board. Proxies may be voted only for the nominees named or such alternates. The 23 nominees receiving the highest number of votes will be elected directors. All of the nominees are currently directors of Capitol.

Except for (i) Michael F. Hannley and Ronald K. Sable, who are brother-in-laws, (ii) Cristin Reid English, who is the daughter of Joseph D. Reid, and (iii) Brian K. English, who is the husband of Cristin Reid English and the son-in-law of Joseph D. Reid, no director nominee, director, or executive officer is related to any other director nominee, director or executive officer by blood, marriage or adoption. There are no arrangements or understandings between any nominee or any of our directors or executive officers and any other person pursuant to which that nominee or director or executive officer was nominated or elected as a director or an executive officer of Capitol or any of its subsidiaries.

No director or executive officer of Capitol is a party to any material legal proceedings or has a material interest in any such legal proceedings that is adverse to Capitol or any of its subsidiaries.

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The following table sets forth the nominees and information furnished by them regarding their age and principal occupation shown for at least the past five years, as of March 7, 2005:

Nominees for Election as a Director for Terms expiring in 2006.

Joseph D. Reid

Chairman of the Board, President and CEO and founder of Capitol. Mr. Reid served as Chairman and CEO of Sun Community Bancorp Limited from its formation until it combined with Capitol in 2002. Mr. Reid also serves as the Chairman and/or CEO of several of Capitol’s bank and bank development subsidiary affiliates. He has served as a director of Capitol and/or its first bank affiliate since inception in 1982. Mr. Reid is 62 years of age.

Michael L. Kasten

Vice Chairman of the Board of Capitol. Mr. Kasten is the Managing Partner of Kasten Investments, L.L.C. He formerly served as Vice Chairman and Director of Sun Community Bancorp Limited and currently serves as Director, Chairman and/or Vice Chairman of several of Capitol’s bank affiliates. Mr. Kasten is 59 years of age and has served as a director since 1990.

Lyle W. Miller

Vice Chairman of the Board of Capitol. Mr. Miller is President of L.W. Miller Holding Company. He formerly was President of SERVCO Inc., and a director of Sun Community Bancorp Limited. Mr. Miller is 61 years of age and has served as a founding director of Capitol and/or its first bank affiliate since 1982. Mr. Miller also serves as a member of the board of directors of Amera Mortgage Corporation, Capitol’s mortgage affiliate.

Robert C. Carr

Vice Chairman of the Board of Capitol. Mr. Carr was formerly Executive Vice President of Capitol, the President and CEO of Capitol National Bank, Capitol’s first bank affiliate, and currently serves as that bank’s Chairman. He also serves as Chairman of other Capitol affiliates. Mr. Carr is 65 years of age and has served as a founding director of Capitol and/or its first affiliate since 1982.

David O’Leary

Secretary of Capitol. Mr. O’Leary is the Chairman of O’Leary Paint Company and serves as a Director of Capitol’s affiliate First California Bancorp. Mr. O’Leary has been a founding director of Capitol or its first bank affiliate since 1982 and is 74 years of age.

Louis G. Allen

Mr. Allen is a retired bank executive. Mr. Allen has been a director of Capitol since 1989 and is 75 years of age.

Paul R. Ballard

Mr. Ballard is a Banking Consultant. Mr. Ballard is a retired Executive Vice President of Capitol and retired President and Chief Executive Officer of Portage Commerce Bank, Capitol’s second bank affiliate. Mr. Ballard has been a director of Capitol since 1990. Mr. Ballard is 55 years of age.

David L. Becker

Mr. Becker is the retired founder of Becker Insurance Agency, P.C. Mr. Becker joined the board of Capitol in 1990, and serves as a member of the board of directors of Portage Commerce Bank, an affiliate of Capitol. Mr. Becker is 69 years of age.

Douglas E. Crist

Mr. Crist is the President of Developers of SW Florida, Inc. Mr. Crist has served as a founding director of Capitol and/or its first bank affiliate since 1982. Mr. Crist is 63 years of age.

Michael J. Devine

Mr. Devine is an Attorney at Law, and was previously a member of the board of directors of Sun Community Bancorp Limited. Mr. Devine is 63 years of age and has served as a director of Capitol since 2002 and currently serves as a director and/or Chairman of several of Capitol’s bank affiliates.

Cristin Reid English

Chief Operating Officer of Capitol. Ms. English was previously Chief Administrative Officer, Executive Vice President, General Counsel, and has served in other varying capacities at Capitol since 1997. She joined Capitol’s board of directors in 2001. She formerly served on the boards of Capitol’s affiliates Sun Community Bancorp Limited and Nevada Community Bancorp Limited, and currently is a member of the board of directors of Capitol’s affiliate First California Bancorp and Capitol National Bank. Ms. English is 36 years of age and is the daughter of Joseph D. Reid.

James C. Epolito

Mr. Epolito is the President and Chief Executive Officer of The Accident Fund Company. Mr. Epolito joined Capitol’s board in 1999 and is 50 years of age.

Gary A. Falkenberg, D.O.

Dr. Falkenberg specializes in osteopathic medicine. Dr. Falkenberg has served as a founding director of Capitol and/or its first bank affiliate since 1982. Dr. Falkenberg is 66 years of age.

Joel I. Ferguson

Mr. Ferguson is the Chairman of Ferguson Development, LLC and a director of Maxco, Inc. Mr. Ferguson formerly served as a member of the board of directors of Capitol’s affiliate, Nevada Community Bancorp Limited. Mr. Ferguson joined the board of Capitol and/or its first bank affiliate in 1982 as a founding director. Mr. Ferguson is 66 years of age.

Kathleen A. Gaskin

Ms. Gaskin is an Associate Broker and State Appraiser for Tomie Raines, Inc. Realtors. Ms. Gaskin has been a member of the board of directors of Capitol and/or its first bank affiliate since 1982 as a founding director. Ms. Gaskin is 63 years of age.

H. Nicholas Genova

Mr. Genova is the Chairman and Chief Executive Officer of Washtenaw News Company, Inc. and the President of H. N. Genova Development Company and Delivery Unlimited. Mr. Genova also serves on the board of Ann Arbor Commerce Bank, an affiliate of Capitol. Mr. Genova joined Capitol’s board in 1992 and is 65 years of age.

Michael F. Hannley

Mr. Hannley is the President and Chief Executive Officer of Capitol’s affiliate, Bank of Tucson. He formerly served on the board of directors of Capitol’s affiliates Sun Community Bancorp Limited and Nevada Community Bancorp Limited. Mr. Hannley is 56 years of age and has served on Capitol’s board since 2002. Mr. Hannley is the brother-in-law of Ronald K. Sable.

Lewis D. Johns

Mr. Johns is the President of Mid-Michigan Investment Company. Mr. Johns formerly served as a member of the board of directors of Capitol’s affiliate, Nevada Community Bancorp Limited. He has served on the board of Capitol and/or Capitol’s first bank affiliate since 1982 as a founding director and is 61 years of age.

John S. Lewis

President, Western Regions, and Director of Capitol. Mr. Lewis formerly served as President, CEO and Treasurer of Play Big, Inc., from 2001 to 2002, was Vice Chairman and President and a member of the board of Capitol’s affiliate Sun Community Bancorp Limited from 1999 to 2001. Mr. Lewis currently serves as a member of the board of several of Capitol’s affiliates and as the Chairman of Sunrise Bank of San Diego. Mr. Lewis joined Capitol’s board in 2002 and is 51 years of age.

Leonard Maas

Mr. Maas is the President of L & M Maas Investments, LLC. Mr. Maas was formerly the President of Gillisse Construction Company and a partner of CP Limited Partnership. Mr. Maas is also a member of the board of directors of Paragon Bank & Trust, an affiliate of Capitol. Mr. Maas became a board member of Capitol in 1995 and is 83 years of age.

Kathryn L. Munro

Ms. Munro is a Principal of Bridge West, LLC, where she formerly served as Chairman & CEO. She also previously served on the board of Capitol’s affiliate Sun Community Bancorp Limited. Ms. Munro is 56 years of age and joined the board of Capitol in 2002. Ms. Munro also serves as a director of Pinnacle West Corporation and as Chairman of Flow International.

Myrl D. Nofziger

Mr. Nofziger is the President of Hoogenboom Nofziger and previously served as a member of the board of directors of Capitol’s affiliate Indiana Community Bancorp Limited. Mr. Nofziger became a board member of Capitol in 2003 and is 65 years of age.

Ronald K. Sable

Mr. Sable is the President of Concord Solutions Ltd. He was formerly Senior Vice President, Public Sector, of Guardent, Inc. and a Senior Vice President of Corporate Development for The Aerospace Corporation. Mr. Sable previously served as a member of the board of directors of Capitol’s affiliate Sun Community Bancorp Limited. Mr. Sable joined the board of Capitol in 2002 and is 63 years of age. Mr. Sable is the brother-in-law of Michael F. Hannley.

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF THE NOMINEES.

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PROPOSAL TWO: TO AMEND CAPITOL’S ARTICLES OF INCORPORATION TO
INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITOL’S COMMON STOCK
FROM 25,000,000 TO 50,000,000

The Board of Directors has recommended that the shareholders amend Capitol’s Articles of Incorporation to increase the authorized shares of Capitol’s common stock from 25,000,000 to 50,000,000. The Board unanimously approved and recommended for adoption by shareholders the proposed amendment at its meeting on November 4, 2004. A copy of the proposed amendment is attached to this proxy statement as Annex A and is herein incorporated by reference.

The Board believes the proposed increase in authorized shares of common stock is in the best interest of Capitol and its shareholders. The proposed increase in authorized shares of common stock will allow Capitol to have the flexibility to act in a timely manner to take advantage of favorable market conditions and other opportunities with respect to stock splits, stock dividends, financings, acquisitions or other corporate purposes that might be proposed.

Under the proposed amendment, each of the newly authorized shares of common stock will have the same rights and privileges as currently authorized shares of common stock. Adoption of the proposed amendment will not change the par value of the common stock. The issuance of additional shares of common stock subsequent to approval of the proposed amendment could dilute the earnings, book value and share value in the marketplace allocable to each share of common stock.

Although the Board of Directors has no present intention of issuing any additional shares of common stock as an anti-takeover measure, the proposed increase in authorized but unissued common stock could be considered an anti-takeover measure because the additional authorized but unissued shares of common stock could be used by the Board of Directors to make a change in control of Capitol more difficult.

No shareholder has any preemptive rights regarding future issuances of any shares of common stock.

Adoption of the proposed amendment requires the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting. For the purposes of counting votes on this proposal, broker non-votes and other shares not voted will have the same effect as a vote against the proposal.

THE BOARD OF DIRECTORS RECOMMENDS THAT EACH SHAREHOLDER VOTE “FOR” THE AMENDMENT TO CAPITOL’S ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF CAPITOL’S COMMON STOCK FROM 25,000,000 TO 50,000,000.

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PROPOSAL THREE: APPROVAL OF THE AMENDMENT TO
CAPITOL BANCORP LIMITED 2003 STOCK PLAN

On November 4, 2004, Capitol’s Board of Directors adopted the First Amendment (the “First Amendment”) to the Capitol Bancorp Limited 2003 Stock Plan (the “Plan”), subject to approval by Capitol’s shareholders. The following summary of the Plan is subject to the specific provisions contained in the complete text of the Plan and in the First Amendment. A copy of the First Amendment is attached to this proxy statement as Annex B and is herein incorporated by reference.

First Amendment. The First Amendment increases the maximum number of shares available under the Plan from 1,000,000 to 2,000,000 shares of Capitol’s common stock.

The Board of Directors believes that using long-term incentives under the Plan will be beneficial to Capitol as a means to promote the success and enhance the value of Capitol by linking the personal interests of its directors and employees to those of its shareholders and by providing such individuals with an incentive for outstanding performance. These incentives also provide Capitol flexibility in its ability to attract and retain the services of individuals upon whose judgment, interest and special effort the successful conduct of Capitol’s operation is largely dependent.

SUMMARY OF THE CAPITOL BANCORP LIMITED 2003 STOCK PLAN

General. The purpose of the Plan is to align the interests of employees and directors selected to receive awards with those of shareholders by rewarding decision-making and actions for the betterment of Capitol. Options and restricted stock awards collectively referred to as “awards” may be granted under the Plan. Options granted under the Plan may be either “incentive stock options,” as defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”), or nonstatutory stock options.

Share Reserve. A total of 1,000,000 shares of Capitol’s common stock are reserved for use under the Plan, subject to certain adjustments, and a total of 2,000,000 shares of common stock will be reserved for issuance under the Plan if Capitol’s shareholders approve the First Amendment. Options that are cancelled or forfeited will be added back to the Plan and will be available for future issuance under the Plan. In addition, shares issued that are later forfeited to Capitol under the terms and conditions of an award will also be available for reissuance. Subject to certain adjustments, no more than 100,000 shares of common stock may be issued upon the exercise of incentive stock options.

Administration. The Plan may generally be administered by the Board of Directors or the committee appointed by the Board of Directors (as applicable, the “Administrator”).

Eligibility. Nonstatutory stock options and restricted stock awards may be granted under the Plan to employees and directors of Capitol and any parent or subsidiary of Capitol. Incentive stock options may be granted only to employees. The Administrator, in its discretion, selects the employees and directors to whom options and restricted stock grants may be granted, the time or times at which such options and restricted stock grants shall be granted, and the number of shares subject to each grant. As of March 7, 2005, approximately 371 employees and 356 directors of Capitol and its subsidiaries were eligible to receive options and restricted stock grants, under the Plan.

Limitations. Section 162(m) of the Code places limits on the deductibility for federal income tax purposes of compensation paid to certain executive officers of Capitol. In order to preserve Capitol’s ability to deduct the compensation income associated with options granted to such persons, the Plan provides that no employee or director may be granted, in any fiscal year of Capitol, options to purchase more than 500,000 shares of common stock. Notwithstanding this limit, however, in connection with such individual’s initial employment with Capitol, he or she may be granted options to purchase up to an additional 500,000 shares of common stock.

Terms and Conditions of Options. Each option is evidenced by a stock option agreement between Capitol and the optionee, and is subject to the following additional terms and conditions:

•	Exercise Price. The Administrator determines the exercise price of options at the time the options are granted. The exercise price of an option may not be less than 100% of the fair market value of the common stock on the date such option is granted. The fair market value of the common stock is generally determined with reference to the closing sale price for the common stock (or the closing bid, if no sales were reported) on the last market trading day prior to the date the option is granted.

•	Exercise of Option; Form of Consideration. The Administrator determines when options become exercisable, and may in its discretion, accelerate the vesting of any outstanding option. The means of payment for shares issued upon exercise of an option is specified in each option agreement. The Plan permits payment to be made by cash, check, promissory note, other shares of common stock of Capitol (with some restrictions), cashless exercises, a reduction in the amount of any liability of Capitol to the optionee, any other form of consideration permitted by applicable law, or any combination of these forms of consideration.

•	Term of Option. The term of an incentive stock option may be no more than ten (10) years from the date of grant; provided that in the case of an incentive stock option granted to a 10% shareholder, the term of the option may be no more than five (5) years from the date of grant. No option may be exercised after the expiration of its term.

•	Termination of Employment. If an Optionee ceases to be an Employee or Director, other than upon the Optionee’s Death, Disability, or Retirement, the Optionee may exercise his or her Option within such period of time as is specified in the Option Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Option Agreement). In the absence of a specified time in the Option Agreement, the Option shall remain exercisable for 12 months following the Optionee’s termination. If, on the date of termination, the Optionee is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option shall revert to the Plan. If, after termination, the Optionee does not exercise his or her Option within the time specified by the Administrator, the Option shall terminate, and the Shares covered by such Option shall revert to the Plan.

•	Disability. If an optionee’s employment or directorship terminates as a result of the optionee’s disability, then the optionee’s options will generally be exercisable for a period of twelve months following such termination, however, no later than the option’s expiration date.

•	Death. In the event of an optionee’s termination of employment or directorship by reason of the optionee’s death, the optionee’s options granted under the Plan will automatically accelerate and become immediately vested and exercisable with respect to the number of shares that would have become vested and exercisable over the next twelve months as though the optionee had continued in the service of Capitol. The options may be exercised by the optionee’s estate or person who acquires the right to exercise the options by bequest or the laws of inheritance generally for a period of 12 months following the optionee’s death, however, no later than the expiration date of such options.

•	Retirement. In the event of an optionee’s termination of employment or directorship by reason of the optionee’s retirement, the optionee’s options granted under the Plan will automatically accelerate and become immediately vested and exercisable with respect to the number of shares that would have become vested and exercisable over the next twelve months as though the optionee had continued in the service of Capitol. The options may be exercised by the optionee generally for a period of 24 months following the optionee’s retirement, however, no later than the expiration date of such options. For purpose of the Plan, “retirement” generally means an eligible individual who terminates employment with Capitol at an age of 65 or older.

•	Transferability of Awards. Unless determined otherwise by the Administrator, awards granted under the Plan are not transferable other than by will or the laws of descent and distribution, and may be exercised during the optionee’s lifetime only by the optionee.

•	Other Provisions. The stock option agreement may contain other terms, provisions and conditions not inconsistent with the Plan as may be determined by the Administrator.

Restricted Stock Grants. The Administrator may award shares as restricted stock subject to forfeiture until certain conditions have been fulfilled and/or a period of time has elapsed. Shares of restricted stock are non-transferable until all restrictions have been satisfied. At the discretion of the Administrator, the recipient of a restricted stock award may or may not be entitled to voting and dividend rights during the restriction period.

Withholding for Payment of Taxes. The Plan provides for the withholding and payment by a participant of any payroll or withholding taxes required by applicable law. The Plan permits a participant to satisfy this requirement, with the approval of the Administrator and subject to the terms of the Plan, by having Capitol withhold from the participant a number of shares of common stock otherwise issuable under the award having a fair market value equal to the amount of applicable payroll and withholding taxes or by tendering to Capitol previously acquired shares of common stock of Capitol (with some restrictions) having a fair market value equal to the amount of applicable payroll and withholding taxes.

Adjustments Upon Changes in Capitalization. In the event that the stock of Capitol changes by reason of any stock split, reverse stock split, stock dividend, combination, reclassification or other similar change in the capital structure of Capitol effected without the receipt of consideration, appropriate adjustments shall be made in the number and class of shares of stock subject to the Plan. The appropriate adjustments will also be made to the number and class of shares of stock subject to any option or restricted stock award outstanding under the Plan, and the exercise price of any such outstanding option or restricted stock award.

In the event of a liquidation or dissolution of Capitol, outstanding awards under the Plan may terminate to the extent they have not been previously exercised or converted. The Administrator may, however, provide that outstanding options may become fully exercisable, even for shares that would not otherwise be exercisable. Any repurchase option of Capitol applicable to shares purchased upon exercise of an option or grant of a restricted stock award will terminate and any restrictions imposed upon shares of restricted stock will lapse as to all such shares.

In connection with any merger, consolidation, acquisition of assets or like occurrence involving Capitol, each outstanding award will be assumed or an equivalent option or right substituted by the successor corporation. If the successor corporation refuses to assume or substitute substantially equivalent awards then the optionee shall have the right to exercise the option as to all the optioned stock, including shares not otherwise exercisable, any restrictions imposed upon shares of restricted stock will lapse as to all such shares and any repurchase option of Capitol applicable to shares purchased upon the exercise of an option or grant of a restricted stock award will terminate.

Amendment and Termination of the Plan. The Board may amend, alter, suspend or terminate the Plan, or any part thereof, at any time and for any reason. However, certain amendments may require shareholder approval. No such action by the Board of Directors or shareholders may alter or impair any option or restricted stock grant previously awarded under the Plan without the written consent of the optionee or holder. Unless terminated earlier, the Plan shall terminate ten years from the date of its adoption by the Board of Directors, whichever is earlier.

New Plan Benefits. It is not possible to predict the individuals who will receive future awards under the Plan or the number of shares of common stock covered by any future award because such awards are wholly within the discretion of the Compensation Committee. On March 11, 2005, the closing price of a share of common stock of Capitol on the NYSE composite tape transactions was $29.78.

Federal Income Tax Consequences.

     Incentive Stock Options. An optionee who is granted an incentive stock option does not recognize taxable income at the time the option is granted or upon its exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon a disposition of the shares more than two years after grant of the option and one year after exercise of the option, any gain or loss is treated as long-term capital gain or loss. Net capital gains on shares held more than 12 months are currently taxed at a maximum federal rate of 15 percent. Capital losses are allowed in full against capital gains and up to $3,000 against other income. If these holding periods are not satisfied, the optionee recognizes ordinary income at the time of disposition. The ordinary income is equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise or (ii) the sale price of the shares. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income is treated as long-term or short-term capital gain or loss, depending on the holding period. Capitol is entitled to a deduction in the same amount as the ordinary income recognized by the optionee.

     Nonstatutory Stock Options. An optionee does not recognize any taxable income at the time he or she is granted a nonstatutory stock option. Upon exercise, the optionee recognizes taxable income generally measured by the excess of the then fair market value of the shares over the exercise price. Any taxable income recognized in connection with an option exercise by an employee of Capitol is subject to tax withholding by Capitol. Capitol is entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Upon a disposition of such shares by the optionee, any difference between the sale price and the optionee’s exercise price, to the extent not recognized as taxable income as provided above, is treated as long-term or short-term capital gain or loss, depending on the holding period. Net capital gains on shares held more than 12 months are currently taxed at a maximum federal rate of 15 percent. Capital losses are allowed in full against capital gains and up to $3,000 against other income.

     Restricted Stock Awards. Upon becoming entitled to receive shares at the end of the applicable restricted period without a forfeiture, the recipient has ordinary income in an amount equal to the fair market value of the shares at that time. However, a recipient who elects under Code Section 83(b) within 30 days of the date of the grant will have ordinary income on the date of the grant equal to the fair market value of the shares of restricted stock as if the shares were unrestricted and could be sold immediately. If the shares subject to such election are forfeited, the recipient will not be entitled to any deduction, refund or loss for tax purposes. Upon the sale of the shares after the forfeiture period has expired, the holding period to determine whether the recipient has long-term or short-term capital gain or loss begins when the restriction period expires, and the tax basis will be equal to the fair market value of the shares when the restricted period expires. However, if the recipient timely elects to be taxed as of the date of grant, the holding period commences on the date of the grant and the tax basis will be equal to the fair market value of the shares on date of the grant as if the shares were then unrestricted and could be sold immediately. Capitol generally will be entitled to a deduction equal to the amount that is taxable as ordinary compensation income to the recipient.

The foregoing is only a summary of the effect of federal income taxation upon optionees, holders of restricted stock grants and Capitol with respect to the grant and exercise of options and restricted stock grants under the Plan. It does not purport to be complete, and does not discuss the tax consequences of the employee’s or director’s death or the provisions of the income tax laws of any municipality, state or foreign country in which the employee or director may reside.

VOTE REQUIRED AND BOARD RECOMMENDATION

On November 4, 2004, Capitol’s board of directors approved the First Amendment, subject to shareholder approval. At the annual meeting, the shareholders are being requested to consider and approve the First Amendment which would increase the number of shares reserved for issuance under the Plan from 1,000,000 to 2,000,000. Approval of the First Amendment requires an affirmative vote of shareholders holding a majority of the shares present in person or represented by proxy and entitled to vote on this proposal, as well as the casting of votes (for or against the proposal) by shareholders holding a majority of the shares entitled to vote on the proposal. For purposes of counting votes on this proposal, abstentions will be counted as voted against the proposal. Broker non-votes will not be counted as voted on the proposal, and the number of shares of which a majority is required will be reduced by the number of shares not voted.

THE BOARD OF DIRECTORS RECOMMENDS THAT EACH SHAREHOLDER VOTE “FOR” THE APPROVAL OF THE FIRST AMENDMENT TO THE CAPITOL BANCORP LIMITED 2003 STOCK PLAN.

ROLE OF THE BOARD

Pursuant to Michigan law, Capitol’s business, property and affairs are managed under the direction of its Board of Directors. The Board of Directors has responsibility for establishing broad corporate policies and for Capitol’s overall performance and direction, but is not involved in Capitol’s day-to-day operations. Members of the Board of Directors are kept informed of the issues facing Capitol by participating in Board and committee meetings and by reviewing information provided to them on a periodic basis. Board members also have discussions with Capitol’s executive officers to update them on Capitol.

Capitol’s Board of Directors currently consists of 23 members, a majority of whom are “independent” as defined under the corporate governance standards of the New York Stock Exchange (NYSE). The Board has adopted categorical standards for determining whether a director is independent and has no material relationships with Capitol. Under these standards, absent other material relationships with Capitol that the Board of Directors believes to jeopardize a director’s independence from management, a director will be independent unless the director or any of his or her immediate family members had any of the following relationships with Capitol: employment during any of the past three years (as an executive officer in the case of family members); the receipt of more than $100,000 per year in direct compensation (other than director fees and pension or other forms of deferred compensation for prior service not contingent upon continued service) during any of the past three years; affiliation or employment with a present or former internal or external auditor during any of the past three years; employment with another company where any executive officers of Capitol serve on that company’s compensation committee during any of the past three years; being an executive officer of a charitable organization to which Capitol contributed the greater of $1 million or 2% of such charitable organization’s consolidated gross revenues in any single fiscal year during the preceding three years; or being an executive officer of a company that makes payments to, or receives payments from, Capitol for property or services in a fiscal year in an amount in excess of the greater of $1 million or two percent (2%) of such other company’s consolidated gross revenues.

In addition, if any business relationship described in the last clause of the preceding sentence is a lending relationship, deposit relationship, or other banking or commercial relationship between Capitol, on the one hand, and an entity with which the director or family member is affiliated by reason of being a director, officer or a significant shareholder thereof, on the other hand, such relationships must meet the following criteria: (1) it must be in the ordinary course of business and on substantially the same terms as those prevailing at the time for comparable transactions with non-affiliated persons; and (2) with respect to extensions of credit by an affiliate or subsidiary of Capitol to such entity: (a) such extensions of credit have been made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve and Section 13(k) of the Exchange Act and (b) no event of default has occurred and is continuing beyond any period of cure.

The Board of Directors considers all relevant facts and circumstances and the application of the categorical standards and, based on its review of this information, affirmatively determined that the directors identified below as “independent” do not have any material relationships with Capitol.

Following are the names of each current member of Capitol’s Board of Directors (all of whom are nominees) for whom an affirmative determination of independence has been made:

Louis G. Allen, David L. Becker, Douglas E. Crist, James C. Epolito, Gary A. Falkenberg, Joel I. Ferguson, Kathleen A. Gaskin, H. Nicholas Genova, Lewis D. Johns, Michael L. Kasten, Leonard Maas, Lyle W. Miller, Kathryn L. Munro, David O’Leary and Myrl D. Nofziger.

The Board of Directors is committed to good corporate governance and believes that an attentive, performing Board is a tangible competitive advantage. With that commitment, during the past year the Board has reviewed Capitol’s corporate governance policies and practices and has taken steps to implement the new rules of the Securities and Exchange Commission and the revised listing standards of the New York Stock Exchange. In addition, the Board has implemented other corporate governance practices and procedures on a best practices basis.

You may send communications to Capitol’s Board of Directors and to individual directors. Such communications should be submitted in writing addressed to Capitol’s Board of Directors or to one or more named individual directors in care of David O’Leary, Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933. All such communications will be forwarded promptly to Capitol’s Board of Directors or such named individual directors.

Capitol’s corporate governance documents, including its Code of Ethics and other important policies, are available on its website at www.capitolbancorp.com. Each of these is also available in print to any shareholder upon request. As permitted by SEC rules, Capitol intends to post on its website any amendment to, or waiver from, any provision in the Code of Ethics that applies to its chief executive officer, chief financial officer, the controller or persons performing similar functions, and that relates to any element of the standards enumerated in the rules of the SEC.

BOARD MEETING INFORMATION

During fiscal 2004, the Board of Directors met four times for regular meetings. All board members attended at least 75% of the meetings. Capitol’s Directors are expected to attend the Annual Meeting of Shareholders. Of the 23 nominees standing for election as directors at the 2005 Annual Meeting of Shareholders, all but two attended last year’s annual meeting of shareholders.

Under NYSE corporate governance listing standards, Michael L. Kasten has been designated as the presiding non-management director to lead non-management director’s meetings of the Board. Capitol’s non-management directors meet at regularly scheduled executive sessions without management. The directors hold these regularly scheduled meetings to provide opportunity for open discussion regarding Capitol and its management. Shareholders and other interested parties may communicate with Capitol’s presiding non-management director or non-management independent directors as a group by writing to “Presiding Non-Management Director” (if the intended recipient is the presiding non-management director or the non-management directors as a whole), c/o Corporate Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933. Inquiries sent by mail will be reviewed by Capitol’s Corporate Secretary and, if they pertain to the functions of the Board or Board committees or if the Corporate Secretary otherwise determines that they should be brought to the intended recipient’s attention, they will be forwarded to the intended recipient. Concerns relating to accounting, internal controls, auditing or compliance matters will be brought to the attention of Capitol’s Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

Capitol’s Corporate Secretary’s review of these communications will be performed with a view that the integrity of this process be preserved. For example, items that are unrelated to the duties and responsibilities of the Board, such as personal employee complaints, product inquiries, new product suggestions, resumes and other forms of job inquiries, surveys, business solicitations or advertisements, will not be forwarded to those individuals. In addition, material that is considered to be hostile, threatening, illegal or similarly unsuitable will not be forwarded to them. Except for these types of items, the Corporate Secretary will promptly forward written communications to the intended recipient. Within the above guidelines, the independent directors have granted the Corporate Secretary discretion to decide what correspondence should be shared with Capitol management and independent directors.

COMMITTEE STRUCTURE

Capitol’s Bylaws, as amended, specifically provide that the Board may delegate responsibility to committees. During 2004, Capitol’s Board had six standing committees: an Executive Committee, an Audit Committee, a Compensation Committee, a Nominating and Governance Committee, an Ethics Committee and a Technology Committee. The membership of the Audit Committee, the Compensation Committee, the Nominating and Governance Committee and the Ethics Committee is composed entirely of independent directors.

Capitol’s committee structure and their charters are available on the company website at www.capitolbancorp.com. Each of these is also available in print to any shareholder upon request.

Executive Committee. The Executive Committee may exercise all the powers and authority of the Board, including the power to declare dividends regarding Capitol’s common stock, during the intervals between meetings of the full board of directors. The Executive Committee is composed of Mr. Reid, its Chairman, and Messrs. Kasten, Johns, Miller, and O’Leary. The Executive Committee met four times during fiscal

2004 and all of its members attended at least 75% of the meetings except Mr. Johns who attended 50% of the meetings.

Audit Committee. The Audit Committee is composed of Messrs. Allen, Becker, Falkenberg and Genova. The Committee met twelve times in fiscal 2004 and all of its members attended at least 75% of the meetings.

The Audit Committee assists the board in fulfilling its responsibility to shareholders to assure the quality and integrity of Capitol’s financial reports, accounting and reporting practices. Members of the Committee must not be an employee or have any relationship with the Company that would interfere with the director’s independence from management and the Company. The members of the Audit Committee meet the standards of independence for audit committee members required by the Securities and Exchange Commission Rules and the New York Stock Exchange Listing Standards. All members of the Committee must be financially literate and at least one member of the Committee must have accounting or related financial management expertise. The Committee has determined that Louis Allen meets the definition of an “audit committee financial expert” as that term has been defined by the SEC.

An audit committee financial expert is defined as a person who has the following attributes: (i) an understanding of accounting principles generally accepted in the United States of America and financial statements; (ii) the ability to assess the general application of such principles in connection with accounting for estimates, accruals and reserves; (iii) experience preparing, auditing, analyzing or evaluating financial statements that present accounting issues generally comparable to the issues that can reasonably be expected to be raised by Capitol’s financial statements or experience actively supervising persons engaged in such activities; (iv) an understanding of internal controls and procedures for financial reporting; and (v) an understanding of audit committee functions.

The identification of a person as an “audit committee financial expert” does not impose any duties, obligations or liabilities that are greater than those imposed on such person as a member of either the Audit Committee or the Board in the absence of such identification. Moreover, the identification of a person as an audit committee financial expert, for purposes of the regulations of the Securities and Exchange Commission, does not affect the duties, obligations or liability of any other member of the Audit Committee or the Board. Finally, a person who is determined to be an audit committee financial expert will not be deemed an “expert” for purposes Section 11 of the Securities Act of 1933.

A copy of the Audit Committee charter is attached as Appendix C and may be found on Capitol’s website at www.capitolbancorp.com.

Compensation Committee. The Compensation Committee consists of five directors, its Chairman Mr. Crist, Mr. Epolito, Ms. Gaskin, Mr. Maas, and Mr. Johns. The members of the Committee are independent under the standards adopted by the Board of Directors and applicable NYSE and SEC standards. Those Committee members were not at any time during fiscal year 2004, or at any other time, employed by Capitol and are not eligible to participate in any of Capitol’s benefit plans other than Capitol’s Directors’ Stock Option Plan. Those Committee members receive compensation from Capitol solely for their service as directors and committee members. During 2004, the Committee met two times. All Committee members participated in at least 75% except Mr. Epolito who attended 50% of the meetings.

The Compensation Committee advises and assists management in developing Capitol’s overall compensation strategy to assure that it promotes shareholder interests, supports Capitol’s strategic objectives and provides for appropriate rewards and incentives for Capitol’s management and employees.

The Committee is authorized to retain the services of independent advisors to assist it in carrying out its responsibilities.

Ethics Committee. The Ethics Committee meets for the purpose of assisting in monitoring the adequacy of the Code of Ethics to provide guidance on all related-party transactions including both review and approval on behalf of the Board and to identify potential conflicts of interest, including the establishment of safeguards, when necessary. The Ethics Committee consists of Ms. Munro and Messrs. Kasten and O’Leary, all of whom are independent directors.

Nominating and Governance Committee. The Nominating and Governance Committee is composed entirely of independent directors and each member of the Nominating and Governance Committee satisfy the independence standards for such committee members established by NYSE. The members of the Committee consist of Messrs. Epolito and Miller. The Nominating and Governance Committee assists the Board by identifying individuals qualified to become board members and to recommend to the Board the director nominees for the next annual meeting of shareholders; by recommending the corporate governance guidelines applicable to Capitol; and by leading the Board in its annual review of the Board’s performance. The Nominating and Governance Committee met once in fiscal 2004 and all of its members attended the meeting.

The Nominating and Governance Committee will consider nominees for director recommended by shareholders. A shareholder wishing to recommend a director candidate for consideration by the Nominating and Governance Committee should send such recommendation to the Secretary of Capitol at the address shown on the cover page of this Proxy Statement, who will then forward it to the Committee. Any such recommendation should include a description of the candidate’s qualifications for board service, the candidate’s written consent to be considered for nomination and to serve if nominated and elected, and addresses and telephone numbers for contacting the shareholder and the candidate for more information. A shareholder, who wishes to nominate an individual as a director candidate at the annual meeting of shareholders, rather than recommend the individual to the Nominating and Governance Committee as a nominee, must comply with the advance notice requirements set forth in Capitol’s By-Laws, as amended (see “Shareholder Proposals” for more information on these procedures).

The Board and the Nominating and Governance Committee periodically review the appropriate size of the Board. In considering candidates for the Board, the Nominating and Governance Committee considers the entirety of each candidate’s credentials and does not have any specific minimum qualifications that must be met by a Committee-recommended nominee. The Committee is guided by the following basic selection criteria for all nominees: independence; highest character and integrity; experience and understanding of strategy and policy-setting; reputation for working constructively with others; and sufficient time to devote to Board matters. The Committee also gives consideration to diversity, age and experience and specialized expertise in the context of the needs of the Board as a whole.

Each nominee to be elected to the Board at this year’s annual meeting is a director standing for re-election. The Nominating and Governance Committee and the Board believe that all of such nominees satisfy the above described director standards. Accordingly, all of such nominees were selected for re-election by the Board. With respect to this year’s annual meeting of shareholders, no nominations for director were received from security holders.

A copy of the Nominating and Governance Committee Charter may be found on Capitol’s website at www.capitolbancorp.com.

Technology Committee. Capitol’s Technology Committee is composed of Messrs. Lewis, Ballard, Epolito, and Sable. The Technology Committee is appointed by the Board of Directors for the purpose of providing oversight of the development and maintenance of information systems planning for Capitol.

COMMITTEE REPORTS

Audit Committee Report

The Audit Committee’s duties include reviewing the qualifications, independence and performance of Capitol’s independent registered public accounting firm (independent auditors); reviewing the scope and budget of the audits of Capitol’s consolidated financial statements; reviewing general policies and procedures with respect to accounting and financial matters and internal controls; reviewing and approving the cost and types of audit and non-audit services performed by the independent auditors; meeting with independent auditors not less than once a year without Capitol’s personnel to discuss internal controls and accuracy and completeness of the financial statements and notifying the Board of major problems or deficiencies discovered with respect to its duties.

The Audit Committee fulfills its responsibilities through periodic meetings with Capitol’s independent auditors, internal auditors and management. During fiscal 2004, the Audit Committee met twelve times. The Audit Committee schedules its meetings with a view to ensuring that it devotes appropriate attention to all of its tasks. The Audit Committee discussed the interim financial information contained in each quarterly earnings announcement with Capitol’s chief financial officer and the independent auditors, prior to public release.

Throughout the year, the Audit Committee monitors matters related to the independence of BDO Seidman, LLP Capitol’s independent registered public accounting firm. The Audit Committee also has received from the independent auditors the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with the independent auditors their independence.

The Audit Committee also discussed with management, the internal auditors and the independent auditors the quality and adequacy of Capitol’s internal controls and the internal audit function’s management, organization, responsibilities, budget and staffing. The Audit Committee reviewed with both the independent and the internal auditors their audit plans, audit scope, and identification of audit risks.

The Audit Committee discussed with the independent auditors all matters required by the Standards of the Public Company Accounting Oversight Board (United States), including those described in SAS 61, “Communication with Audit Committees”, as amended. With and without Capitol’s management present, the Audit Committee discussed and reviewed the results of the independent auditors’ examination of Capitol’s consolidated financial statements. The Audit Committee also discussed the results of the internal audit examinations.

The Audit Committee reviewed and discussed the audited consolidated financial statements of Capitol as of and for the year ended December 31, 2004, with management and the independent auditors. Management has the responsibility for the preparation and integrity of Capitol’s financial statements and the independent auditors have the responsibility for expressing an opinion of those financial statements based on their independent audit. The Audit Committee also reviewed and discussed management’s assessment of Capitol’s internal control over financial reporting as of December 31, 2004. Based on the above-mentioned review and discussions with management and the independent auditors, the Audit Committee recommended to the Board that Capitol’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2004, for filing with the

Securities and Exchange Commission. The Audit Committee also reappointed BDO Seidman, LLP as Capitol’s independent registered public accounting firm for 2005.

As specified in Capitol’s Audit Committee Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that Capitol’s consolidated financial statements are complete and accurate and in accordance with accounting principles generally accepted in the United States of America. That is the responsibility of management and Capitol’s independent auditors. In giving its recommendation to the Board of Directors, the Audit Committee has relied on (i) management’s representation that such consolidated financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America, and (ii) the report of Capitol’s independent auditors with respect to such consolidated financial statements.

The members of this Committee are not full-time employees of Capitol and are not performing the functions of auditors or accountants. As such, it is not the duty or responsibility of this Committee or its members to conduct “field work” or other types of auditing or accounting reviews or procedures or to set auditor independence standards. Members of this Committee necessarily rely on the information provided to them by management and the independent auditors. Accordingly, this Committee’s considerations and discussions referred to above do not assure that the audit of Capitol’s financial statements has been carried out in accordance with the Standards of the Public Company Accounting Oversight Board (United States), that the financial statements are presented in accordance with accounting principles generally accepting in the United States of America or that your Capitol’s auditors are in fact “independent”.

Each member of the Audit Committee is independent as defined under the NYSE listing standards. The Committee operates under a written charter which has been approved by the Board of Directors and is posted on Capitol’s website and attached to this proxy statement as Appendix C.

Audit Committee
Gary A. Falkenberg, Chairman
Louis G. Allen
David L. Becker
H. Nicholas Genova

The Audit Committee Report does not constitute soliciting material. It is not considered filed by Capitol, and shall not be incorporated by reference into any of Capitol’s other filings under the Securities Act or the Exchange Act unless Capitol states otherwise.

Compensation Committee Report

The Compensation Committee is responsible for the review and approval of corporate goals and objectives relevant to the compensation of the Capitol’s Chief Executive Officer, to evaluate the performance of the CEO in light of the goals and objectives and determine and approve the CEO’s compensation levels based on this evaluation. Additionally the Committee reviews and approves compensation levels for members of Capitols executive management group. The Committee makes recommendations to the Board with respect to compensation plans and equity-based plans and oversees the administration of the compensation, incentive and equity-based benefit plans of Capitol. The Committee periodically reviews director and Board committee compensation levels and practices and recommends to the Board changes in such compensation levels and practices.

The Committee has followed certain fundamental objectives to ensure the effectiveness of Capitol’s compensation strategy. These objectives include the following:

1.	Internal and external fairness – the Committee recognizes the importance of perceived fairness both internally and externally of compensation practices. The Committee has evaluated the overall economic impact of Capitol’s compensation practices and when deemed necessary, has consulted with independent outside advisors in the evaluation of contractual obligations and compensation levels.

2.	Performance based incentives – the establishment of financial incentives for senior management who meet certain objectives promote Capitol’s ability to meet its long-term growth and financial goals.

3.	Shareholder value and long-term incentives — the Committee believes that the long-term success of Capitol and its ability to consistently increase shareholder value is dependent on its ability to attract and retain skilled executives. Capitol’s compensation strategy encourages equity based compensation to align the interests of management and shareholders.

4.	Full Disclosure — the Committee seeks to provide full disclosure to the independent members of the Board of Directors of the compensation practices and issues to ensure that all directors understand the implications of Committee decisions.

The Committee has reviewed the compensation practices of peers as well as considered the individual efforts for the benefit of Capitol, as well as various subjective measures in determining the adequacy and appropriateness of the compensation of executives at Capitol. The Committee considers the increase in the cost of living that impacts its executive officers that are required to spend certain periods of time at subsidiary offices. General economic conditions and the past practice of Capitol are also factors that are considered by the Committee. The Committee typically approves a percentage increase in the amount allocated for compensation of all employees at Capitol. The CEO is then responsible for individual allocations that fall within the limitations that are established by the Committee.

Capitol offers various forms of compensation which include base salary, incentive compensation and benefits. When reviewing and approving compensation levels the Committee examines all components of the CEO’s and executive management’s compensation including salary, bonus, equity and long-term incentive compensation, accumulated realized and unrealized stock option and restricted stock gains, the dollar value to the executive and the cost to Capitol of any and all perquisites and other personal benefits, and potential severance and change-in-control scenarios. A summary sheet setting forth all the above components was prepared and reviewed prior to the Committee’s recommendations.

Base Salaries. In determining the base salary amounts for the executives, the Committee considers individual performance, experience, expertise, and tenure as well as the compensation levels established by peers. The compensation of the executives is recommended by the CEO and reviewed by the Committee. The CEO’s compensation is set by the Committee and presented to the full Board of Directors for approval.

Total salary information for the CEO and the next four most highly compensated executive officers for the year 2004 is set forth in the Summary Compensation Table on page 29 of this proxy statement. Such amounts include compensation paid to the executives by subsidiaries of Capitol which are not wholly owned. Compensation paid by the affiliates is set by their individual Boards of Directors independent of Capitol. The Committee considers affiliated compensation in its review of the executive’s pay level.

The compensation of the CEO is set based on the Committee’s review of performance objectives for Capitol which include asset and revenue growth, development of additional banking subsidiaries, asset quality, identification of strategic opportunities, development and maturation of the existing subsidiaries, and core earnings performance.

Incentive Compensation. Capitol has developed a bonus policy which is performance driven. It is divided into two parts, one subjective, the other based strictly on ROE targets. The subjective test evaluates executives based on their contribution to the safety and soundness of the organization including such factors as credit quality, capital management, personnel management and regulatory compliance; the second subjective factor is the contribution to long-term shareholder value.

The bonus policy seeks to align the interests of the executives with the shareholders by setting aggressive performance targets that enhance the value of Capitol. The bonus is paid in part in cash and in part in stock options. This bonus policy was put in place at Capitol and all of its affiliates to align the interests of all of the executives in the affiliates with the shareholders of Capitol.

Discretionary Awards Of Stock Options/Restrictive Stock Grants. Capitol has used the discretionary award of stock options primarily as a tool in its retention and recruitment of executive officers. None of the top five most highly compensated executives were given a discretionary award of stock options in the year 2004, other than as part of the bonus policy outlined above.

Certain restricted stock grants were made during 2004 pursuant to the shareholder-approved 2003 Stock Plan. The restricted stock grants are subject to continued performance requirements and typically have a vesting schedule of four years or greater.

Executive Supplemental Income Program. In an effort to retain the long-term services of its executives, Capitol has put in place an executive supplemental income program. The plans call for the payment to each employee or designated beneficiary an annual benefit which is approximately equal to a percentage of the annual base salary of each employee, when entered into, for a period of fifteen years in the event of either the employee’s retirement or the death of the employee before attaining retirement age. In the event of a change of control of Capitol (as defined in the agreements) which is not approved by Capitol’s Board of Directors, each employee can retire with full benefits at any time after attaining the age of 55 without approval of the Board of Directors. The benefit liabilities under the agreements are covered by funded insurance contracts by Capitol and/or its subsidiaries. Capitol has entered into executive supplemental income agreements with two individuals listed in the Summary Compensation Table, Messrs. Hendrickson and Thomas.

Benefit Plans. Long term incentives to align the interests of Capitol’s employees with the shareholders have been implemented through the development of an Employee Stock Ownership Plan (ESOP). The ESOP provides typically annual awards of Capitol stock subject to vesting requirements. All employees, with the exception of the CEO, are eligible to participate in the program after meeting certain length of service and age qualifications.

Capitol has established a 401(k) plan, health insurance and other programs that are usual and customary to encourage retention of Capitol’s employees.

CEO Compensation. Joseph D. Reid has served Capitol as Capitol’s Chairman, President and CEO since its inception and is relied on by the Board of Directors to provide effective leadership, operational oversight, and to develop and implement prudent growth strategies for Capitol.

In evaluating the compensation level of the CEO, the Committee has considered performance objectives for Capitol which includes asset and revenue growth, development of additional banking subsidiaries, asset quality, identification of strategic opportunities, development and maturation of the existing subsidiaries and core earnings performance. Additionally, Mr. Reid’s continued commitment to Capitol and its development was considered. During the course of 2004, Capitol completed the acquisition of a new banking subsidiary, and developed an additional de novo bank in California. Significant development efforts were spent on the recruitment and establishment of regional presidents to set the stage for future bank development. Capitol also completed share exchanges with two of its subsidiaries and developed a second tier bank holding company in 2004. Total earnings grew to record levels in 2004 and Capitol’s share price appreciated by approximately 24% as compared with year end 2003. The total number of shares outstanding grew by 5.7%. In spite of the record total earnings, per share earnings did not grow enough to trigger a bonus for the CEO under the incentive bonus provisions of his employment contract.

Capitol intends to maintain deductibility for all compensation paid to covered employees, and it will comply with the required terms of the specified exemptions under Section 162(m) of the Code as enacted by the Revenue Reconciliation Act of 1993, except where that compliance would unduly interfere with the goals of the executive compensation program or the loss of deductibility would not be materially adverse to Capitol’s overall financial position.

Based on its review, the Committee finds the CEO’s and the executive management’s total compensation in the aggregate to be reasonable and not excessive. It should be noted that when the Committee considers any component of the CEO’s and the executive management’s total compensation the aggregate amounts and mix of the components, including accumulated option and restricted stock gains are taken into consideration in the Committee’s decisions.

Committee Meetings. During 2004 the Committee met two times. In addition to its regular meetings, the Committee spent significant time during 2004 focused on the duties and responsibilities of compensation committee members including participation in a day-long seminar. Additionally the committee has subscribed to various periodicals and services to assist the committee in staying abreast of the changing regulations and requirements of service on the committee.

Compensation Committee
Douglas E. Crist, Chairman
James C. Epolito
Kathleen A. Gaskin
Lewis D. Johns
Leonard Maas

The Compensation Committee Report does not constitute soliciting material. It is not considered filed by Capitol, and shall not be incorporated by reference into any of Capitol’s other filings under the Securities Act or the Exchange Act unless Capitol states otherwise.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the last completed fiscal year, the voting members of the Compensation Committee were Douglas E. Crist, James C. Epolito, Kathleen A. Gaskin, Lewis D. Johns and Leonard Maas. Except for Lewis D. Johns, none of these persons were, during such fiscal year, an officer or employee of Capitol or any of its subsidiaries, or was formerly an officer of Capitol or any of its subsidiaries, or had any relationship requiring disclosure by Capitol under any paragraph of Item 404 of Regulation S-K.

No executive officer of Capitol served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served on the compensation committee or

Board of Directors of Capitol. No executive officer of Capitol served as a director of another entity, one of whose executive officers served on the compensation committee or Board of Directors of Capitol. No executive officer of Capitol served as a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board of directors) of another entity, one of whose executive officers served as a director of Capitol.

BOARD COMPENSATION

Non-employee members of the Board of Directors are paid $1,000 cash per board meeting and $500 per committee meeting. Non-employee directors are also paid a retainer of $10,000 per year paid in stock options, valued based on the Black-Scholes model to determine the number of options to be issued. Options are granted at market price and have a term of seven years. In addition, Directors are entitled to a travel allowance of $500 for in-state board meetings and $1,500 for out-of-state board meetings. Board Officers are paid an additional fee to compensate them for the additional time and responsibility in fulfilling their roles. In 2004, Secretary O’Leary was paid an additional $10,000, Vice Chairman Miller was paid an additional $30,000 and Vice Chairman Kasten was paid an additional $60,000.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT
AND CHANGE-IN-CONTROL ARRANGEMENTS

On March 31, 2003, Capitol entered into an employment agreement with Mr. Reid that took effect on March 13, 2003 (the “2003 Employment Agreement”). Under the 2003 Employment Agreement, Mr. Reid continues to serve as Chairman of the Board of Directors, President and Chief Executive Officer of Capitol. The 2003 Employment Agreement has an initial term of three years, which will expire on March 13, 2006. Pursuant to the terms of the 2003 Employment Agreement, its employment period is automatically extended for a three-year term on each annual anniversary of the 2003 Employment Agreement, unless Capitol provides Mr. Reid with notice 60 days prior to such anniversary, resulting in a running three-year employment period. The 2003 Employment Agreement permits Capitol to give Mr. Reid notice of its intention to stop the automatic extension, in which case the 2003 Employment Agreement will expire two years and sixty days from the date of Capitol’s notice to him.

Capitol is not permitted to reduce Mr. Reid’s annual salary at any time during the term of the 2003 Employment Agreement. During the term of his employment, Mr. Reid will be entitled to an annual cash bonus each year based on achieving targets for both growth rates for earnings per share and consolidated assets. Each annual bonus will be subject to the terms and conditions of the Capitol Bancorp Limited 2003 Management Incentive Plan.

Pursuant to the terms of the 2003 Employment Agreement, Mr. Reid is also entitled to certain long-term incentive compensation consisting of common stock and cash. Capitol will grant Mr. Reid options to purchase shares of Capitol’s common stock at an exercise price equal to the fair market value of Capitol’s common stock on the date of such grant based on specific corporate development objectives during the term of the 2003 Employment Agreement. Additionally, on the fifth anniversary of the 2003 Employment Agreement, Capitol will award Mr. Reid two times his annual base salary paid to him during the 5th year of the 2003 Employment Agreement if, over the five year period beginning on January 1, 2003 and ending on December 31, 2007 certain growth targets for Capitol’s earning per share and total assets are achieved.

Certain provisions of the 2003 Employment Agreement become operative only if a “change of control” (as defined therein) of Capitol occurs. If during the two-year period following a change of control, Mr. Reid terminates his employment for “good reason”, or if Capitol terminates Mr. Reid’s employment for reasons other than “cause” or “disability”, he will generally be entitled to receive, within thirty days after termination: (a) any unpaid salary through the date of termination, as well as a pro-rata annual bonus for the year of termination at target or, if higher, the bonus awarded during the most recently completed fiscal year; (b) any compensation previously deferred by Mr. Reid and any accrued vacation pay; (c) three times the sum of his annual base salary, the highest annual bonus and the aggregate amount of the employer contributions made with respect to the most recently completed year pursuant to a qualified defined contribution plan and any related non-qualified plan in which Mr. Reid participated; and (d) the actuarial equivalent of the benefit that he would have received for three years of additional participation under Capitol’s retirement plans. Mr. Reid would also continue to participate in Capitol’s welfare benefit plans for three years after termination, and would be eligible for continued vesting of his equity awards during this three-year period. Additionally, Capitol will not be entitled to set-off claims against Mr. Reid for amounts owed to Mr. Reid under the 2003 Employment Agreement and Capitol will agree to pay the fees of any disputes arising under the 2003 Employment Agreement.

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STOCK PERFORMANCE GRAPH

Below is a graph which summarizes the cumulative return earned by Capitol’s shareholders over the last five years compared with the SNL (SNL Financial LC) $1B-$5B Asset-Size Index, and the cumulative total return on the NASDAQ Market Value Index. (Broad Market Index). This presentation assumes that the value of the investment in Capitol’s common stock and each index was $100 on December 31, 1999 and that subsequent cash dividends were reinvested.

Capitol Bancorp Limited

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Capitol Bancorp Limited	100.00	96.86	136.05	243.07	304.04	386.03
Russell 2000	100.00	96.98	99.39	79.03	116.38	137.71
SNL $1B-$5B Bank Index	100.00	113.48	137.88	159.16	216.44	267.12

The Stock Performance Graph does not constitute soliciting material. It is not considered filed by Capitol, and shall not be incorporated by reference into any of Capitol’s other filings under the Securities Act or the Exchange Act unless Capitol states otherwise.

STOCK OWNERSHIP

The following table sets forth information as of January 31, 2005 regarding each person (including any group as that term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934) who was known to be the beneficial owner of more than 5% of Capitol’s common stock as of that date, each of the directors (including each nominee for election as a director), the Chief Executive Officer and the four other most highly compensated executive officers named in the Executive Compensation table, and all directors and executive officers as a group including the named executive officers:

	Common	Rights to	Restricted		Percent of
Name of Beneficial Owner	Stock(1)(2)(3)	Acquire(4)	Stock(5)		Common Stock(6)
Joseph D. Reid , 200 N. Washington Sq. Lansing MI, 48933	1,095,987	1,030,982	171,336	(7)	14.50%
Michael L. Kasten	210,924	27,121	—		1.60%
Lyle W. Miller	67,189	8,116	—		*
Robert C. Carr	49,482	44,580	—		*
David O’Leary	66,263	8,046	—		*
Louis G. Allen	687	6,669	—		*
Paul R. Ballard	85,366	23,352	—		*
David L. Becker	66,191	14,193	—		*
Douglas E. Crist	52,927	6,707	—		*
Michael J. Devine	7,518	21,633	—		*
Cristin Reid English	20,836	69,707	—		*
James C. Epolito	1,317	6,438	—		*
Gary A. Falkenberg	55,777	6,861	—		*
Joel I. Ferguson	49,409	8,151	—		*
Kathleen A. Gaskin	27,070	6,977	—		*
H. Nicholas Genova	12,931	13,839	—		*
Michael F. Hannley	20,198	61,329	19,944		*
Lewis D. Johns	185,933	5,282	—		1.29%
John Lewis	12,880	145,692	11,154		1.13%
Leonard Maas	113,978	3,920	—		*
Kathryn L. Munro	2,211	4,230	—		*
Myrl D. Nofziger	29,687	1,648	—		*
Ronald K. Sable	31,360	2,500	—		*
Lee W. Hendrickson	13,006	74,866	—		*
Bruce Thomas	11,206	38,313	—		*

All directors and executive officers as a group (36 Persons)(8)	2,451,424	1,877,292	205,522		27.16%

* Less than 1%

(1)	Represents shares for which the named person (a) has sole voting and investment power or (b) has shared voting and investment power. Excluded are shares that (i) are restricted stock holdings or (ii) may be acquired through stock option or warrant exercises.

(2)	Includes shares held in Capitol’s 401k plan: 20,687 for Mr. Reid; 5,033 for Ms. English; 4,396 for Mr. Hannley; and 462 for Mr. Thomas.

(3)	Includes shares allocated and held in Capitol’s Employee Stock Ownership Plan: 1,846 for Ms. English: 861 for Mr. Hannley; 2,323 for Mr. Hendrickson; 896 for Mr. Lewis and 1,830 for Mr. Thomas.

(4)	Represents shares of common stock that can be acquired through stock options exercisable through within sixty days after December 31, 2004.

(5)	Represents shares subject to a vesting schedule, forfeiture risk and other restrictions. Although these shares are subject to forfeiture provisions, the holder has the right to vote the shares and receive dividends until they are forfeited.

(6)	Assumes shares that such person has rights to acquire are outstanding.

(7)	214,169 shares of restricted stock were issued to Mr. Reid on May 9, 2003. Such shares vest in equal amounts of 20% on January 1 of each year beginning on January 1, 2005 provided that Capitol achieves a 5% annual growth in fully diluted earnings per share in at least one of the two preceding calendar years. The stock was granted under the terms of the Capitol Bancorp Limited 2003 Stock Plan.

(8)	Includes 54,250 shares held in Capitol’s 401(k) and 50,910 shares allocated and held in Capitol’s Employee Stock Ownership Plan.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Rules and regulations promulgated by the Securities and Exchange Commission require periodic reporting of the beneficial ownership of and transactions involving Capitol’s securities relating to directors, officers and beneficial owners of 10% or more of Capitol’s securities. Under those rules and regulations, it is required that certain acquisitions and divestitures of Capitol’s securities be disclosed via reports filed within prescribed time limits. Based on Capitol’s review of filings made during the year ended December 31, 2004, there were four individuals who completed transactions which were not reported timely pursuant to the filing requirements.

Scott R. Andrew’s initial statement of ownership on Form 3 was reported late. Douglas Crist failed to timely report transfers to a trust for the benefit of his grandchildren. Leonard Maas failed to timely report purchases in a trust for the benefit of his grandchildren, as well as a purchase by a L.L.C. Lyle W. Miller failed to report a purchase made in an IRA account for the benefit of his wife.

EXECUTIVE OFFICERS

Capitol’s current executive officers are as follows:

Name	Age	Position with Capitol	Officer Since
Joseph D. Reid	62	Chairman of the Board,
		President and CEO	1988
David J. Dutton	54	Chief Information Officer	2000
Cristin Reid English	36	Chief Operating Officer	1997
Lee W. Hendrickson	49	Chief Financial Officer	1991
John S. Lewis	51	President – Western Regions	2002
Michael M. Moran	45	Chief of Capital Markets	2000
Bruce A. Thomas	47	President – Eastern Regions	1998
Brian K. English	39	General Counsel	2001

For more information with respect to Messrs. Reid, Lewis, and Ms. English, see Election of Directors.

David J. Dutton – Mr. Dutton has served as the Chief Information Officer for Capitol and its affiliate Sun Community Bancorp Limited since 2000. Prior to that he served in a consulting capacity for Sun Community Bancorp Limited and Capitol Bancorp Limited.

Brian K. English – Mr. English has served in his current capacity as General Counsel since 2001. Prior to that time he was in the private practice of law with the firm of English and Reid PLC.

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EXECUTIVE COMPENSATION

The following table summarizes compensation paid to the CEO and the next four most highly compensated executive officers of Capitol for each of the three years in the period ended December 31, 2004:

	Summary Compensation Table
					Long-Term
	Annual Compensation				Compensation
					Awards			Payouts
							Securities
					Restricted		Underlying		All
				Other	Stock		Options/SA		Other
Name and Principal				Annual	Award(s)		Rs	LTIP	Compensation
Position	Year	Salary($)(1)	Bonus($)	Compensation($)	($)		(#)	Payouts($)	($)(2)
Joseph D. Reid	2004	$1,000,000	$0	$0	$0		228,816	$0	$6,500
President, Chief Executive	2003	1,023,733	155,188	0	5,137,914	(4)	320,755	0	28,674	(3)
Officer and Chairman	2002	1,053,391	0	0	0		383,495	0	121,494
Lee W. Hendrickson	2004	333,457	25,000	0	0		50,000	0	11,625
Chief Financial Officer	2003	313,901	26,000	0	0		480	0	14,292
	2002	263,662	23,100	0	0		0	0	4,673
John S. Lewis	2004	297,439	25,000	0	0		20,000	0	11,625
President – Western	2003	285,998	23,333	0	318,855		1,121	0	10,628
Regions	2002	274,999	0	0	0		0	0	0
Cristin Reid English	2004	239,940	20,000	0	0		20,000	0	11,625
Chief Operating Officer	2003	230,712	16,666	0	0		801	0	15,230
	2002	209,160	13,200	0	0		0	0	1,796
Bruce Thomas	2004	198,008	25,000	0	0		35,000	0	11,625
President – Eastern	2003	182,349	23,333	0	0		159	0	11,025
Regions	2002	165,772	20,000	0	0		0	0	10,914

(1)	Includes amounts paid by affiliates of Capitol Bancorp which are not wholly-owned. Amounts of salary and other compensation, as shown, have not been reduced pro rata to reflect Capitol’s ownership percentage of subsidiaries.

(2)	Amounts contributed by Capitol’s ESOP and 401(k) programs to the extent applicable.

(3)	Includes $6,000 which was contributed from the Capitol 401(k) program and $22,674 representing reimbursement for interest paid on a loan from Capitol that was paid-in-full in the first quarter of 2003, five years in advance of its due date.

(4)	Amount shown includes the value of 214,169 shares of restricted stock issued to Mr. Reid on May 9, 2003 at the closing price for common stock for Capitol of $23.99 as of such date. Such shares vest in equal amounts of 20% on January 1 of each year beginning on January 1, 2005 provided that Capitol achieves a 5% annual growth in fully diluted earnings per share in at least one of the two preceding calendar years. The stock was granted under the terms of the Capitol Bancorp Limited 2003 Stock Plan. 42,833.80 shares vested on January 1, 2005. The aggregate value of the shares of restricted stock at the end of Capitol’s 2004 fiscal year (as reported by the closing price of Capitol’s common stock on December 31, 2004) without giving effect to the reduction in value attributed to the restriction on the stock is $7,540,890.40. Dividends are paid on shares of restricted stock at the same rate dividends are paid on common stock.

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STOCK OPTIONS GRANTED IN 2004

					Grant Date
	Individual Grants in 2004				Value
	Number of	% of Total
	Securities	Options
	Underlying	Granted	Exercise
	Options	to	Price Per	Expiration	Grant Date
Name of Executive	Granted	Employees	Share	Date	Present Value(1)
Joseph D. Reid	132,816	15.91%	$32.98	2010	$1,275,033
Joseph D. Reid	30,000	3.59%	$25.86	2011	$221,100
Joseph D. Reid	60,000	7.19%	$25.27	2011	$428,400
Lee W. Hendrickson	50,000	5.99%	$27.05	2010	$371,500
John S. Lewis	20,000	2.4%	$27.05	2010	$148,600
Bruce Thomas	35,000	4.19%	$27.05	2010	$260,050
Cristin Reid English	20,000	2.4%	$27.05	2010	$148,600

(1)	Value estimated using a version of the Black-Sholes options pricing model based on information included in the table above as well as dividend yield and stock price information, certain assumptions relating to the volatility of Capitol’s stock and a risk-free interest rate.

AGGREGATED OPTIONS EXERCISED IN LAST FISCAL YEAR
AND YEAR-END OPTION VALUES

			Number of Securities		Value of Unexercised
	Shares		Underlying Unexercised		In-the-Money Options/
	Acquired on	Value	Options/SARs at Fiscal Year-End		SARs at Fiscal Year-End(2)
Name	Exercise (#)	Realized ($)(1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Joseph D. Reid	339,930	4,391,842	1,001,982	0	$12,840,711/0	$0
Lee W. Hendrickson	6,154	113,972	74,866	0	836,122.72/0	0
John S. Lewis	17,500	260,456	145,692	0	2,520,141/0	0
Bruce Thomas	3,000	42,690	38,313	0	364,616/0	0
Cristin Reid English	0	0	47,482	0	649,883/0	0

(1)	Based on approximate market price per share during month of exercise less exercise price of stock options, multiplied by number of stock options exercised.

(2)	Capitol’s common stock is traded on the New York Stock Exchange under the symbol CBC. Value is based on December 31, 2004 closing price of $35.22 per share.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER EQUITY COMPENSATION PLAN

Summary of Equity Compensation Plans as of December 31, 2004

	(a)	(b)	(c)
			Number of securities
			remaining available for
	Number of securities	Weighted-average	future issuance under equity
	to be issued upon	exercise price	compensation plans
	exercise of outstanding	of outstanding	(excluding securities
	options, warrants	options, warrants	reflected
Plan category	and rights (1)	and rights (1)	in column (a))
Equity compensation plans approved by security holders	1,454,250	$23.11	—
Equity compensation plans not approved by security holders(1)	344,671	22.12	—
Equity Compensation Plans Resulting from share exchanges	785,218	16.80	—

Total	2,584,139	$21.06

(1)	Options issued pursuant to employment agreements with various officers of Capitol and its subsidiaries.

Accounting for Stock Options. Like many companies, Capitol has granted stock options to its officers and directors and, as permitted under existing accounting rules, has not treated stock options as an element of compensation expense. This is because Capitol has used the so-called intrinsic-value method for accounting for stock options which ascribes zero value and expense to stock options at the date granted or over the life of the stock option. When using that method, Capitol has been required to disclose what the fair value of the stock options would be, using a valuation model and a pro forma presentation of what compensation expense would have been recognized if Capitol used that fair value method and expensing alternative.

In December 2004, the standard-setting body responsible for issuing accounting guidance in this area issued its long-awaited revision of the prior accounting standard, which had permitted companies the choice between expense recognition for stock options or Capitol’s chosen approach of pro forma disclosure. The new guidance becomes effective for interim periods beginning after June 30, 2005.

In 2004, Capitol granted stock options with an aggregate estimated fair value of $6.6 million. If the stock options granted had been recorded as compensation expense, net income for 2004 would have been $22.4 million or $1.51 per diluted share.

It is important to point out, however, that the pro-forma effect of expensing 2004 stock option grants does not give effect to whether the accounting rule change would have had any impact on the level or structure of stock option grant activity. It is also impossible to speculate at the time of this writing what impact the new accounting rules will have on future stock option grants.

While the new rules apply prospectively to stock options granted after the 2005 date mentioned previously, it also applies to any previously granted but unvested stock options at that effective date. Effective December 31, 2004, Capitol accelerated the vesting of any previously unvested stock options in anticipation of implementation of the new accounting rules. The accelerated vesting of stock options was done for the purpose of avoiding expense recognition relating to those stock options under the new guidance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Capitol’s banking subsidiaries have, in the normal course of business, made loans to certain directors and officers of Capitol and its subsidiaries and to organizations in which certain directors and officers have an interest. In the opinion of management, such loans were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features.

Capitol’s subsidiary bank, Portage Commerce Bank, leases its primary banking facility from Portage Commerce Investors LLC. Messrs. Kasten and Becker are members of the limited liability leasing entity. Rent paid by Portage Commerce Bank to the leasing entity amounted to $63,445 in 2004. In a transaction that was at market rate and approved by Capitol’s ethics committee, one of Capitol’s subsidiary banks, Portage Commerce Bank, purchased its banking facility from Portage Commerce Investors LLC in 2004. Capitol’s subsidiary bank, Brighton Commerce Bank, leases its primary banking facility from Tri-O Development. Three of Mr. O’Leary’s adult children are members of the leasing entity. Rent paid by Brighton Commerce Bank to the leasing entity amounted to $230,148 in 2004. Capitol and its subsidiary bank, Capitol National Bank, paid rent and tenant improvements of $1,567,352 in 2004 for their principal offices at Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan to Business & Trade Center Limited, a Michigan limited partnership, under lease agreements with expiration dates of 2012 and portions which are renewable for periods of 5 years. Joseph D. Reid and L. Douglas Johns are partners of the partnership. Capitol’s subsidiary bank, East Valley Community Bank, has a lease agreement with Chandler Properties Group, L.L.C. of which Messrs. Kasten and Devine are members. East Valley Community Bank paid $94,367 in rent in 2004. The lease rates represent what Capitol believes to be fair market value in the respective markets. All leasing arrangements which involve insiders have been approved by Capitol’s ethics committee and reported to bank regulatory agencies prior to their commencement.

Brian K. English, Capitol’s General Counsel, is licensed to practice law in Arizona, Colorado, Michigan and Ohio. Mr. English is the son-in-law of Joseph D. Reid and the husband of Cristin Reid English. Mr. English was paid $156,571 in 2004. Capitol also employs Joseph D. Reid III, a corporate officer and an attorney. He is the son of Joseph D. Reid and the brother of Cristin Reid English and was paid $110,921 in 2004.

Capitol and its subsidiaries, on a consolidated basis, own approximately 30% of the outstanding common stock of Access BIDCO, LLC, with an aggregate carrying value of $1,335,240, at December 31, 2004. Joseph D. Reid, Capitol’s Chairman and CEO also serves as Chairman and Chief Executive Officer of Access BIDCO, LLC. Lee Hendrickson, Capitol’s CFO, serves as Access BIDCO, LLC’s CFO, Secretary and Treasurer and several other individuals who serve as directors of Access BIDCO, LLC, also serve as directors of Capitol and/or its affiliates.

Lasky, Fifarek & Hogan, PLC has provided certain legal services to Capitol and its affiliates. Charles L. Lasky is a director of several of Capitol’s affiliates and the brother-in-law of Joseph Reid. Charles Lasky has not provided the referenced legal services but is a partner in the firm. During 2004, Capitol and its affiliates paid $176,034 to Lasky, Fifarek & Hogan.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

BDO Seidman, LLP served as the independent registered public accounting firm for Capitol for the year ended December 31, 2004. Representatives of BDO Seidman, LLP will be present at the meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so. Following is a summary of BDO Seidman, LLP’s fees for professional services rendered to Capitol during 2004 and 2003, which fees totaled $570,587 and $451,066, respectively, and are categorized in accordance with the SEC’s rules on auditor independence as follows:

     Audit Fees. BDO Seidman, LLP’s fees totaled $533,214 and $376,206 in connection with the audit of Capitol’s consolidated financial statements and reviews of the financial statements included in Capitol’s quarterly reports on Form 10-Q for the years ended December 31, 2004 and 2003, respectively. Audit fees for fiscal 2004 also include fees for audit services related to compliance with Section 404 of the Sarbanes-Oxley Act regarding our internal control over financial reporting.

     Audit Related Fees. Capitol paid BDO Seidman, LLP $28,500 and $54,950 during 2004 and 2003, respectively, for audit-related services, including audits of employee benefit plans and other attest services rendered to Capitol that are required by statute or regulation.

     Tax Fees. BDO Seidman, LLP was paid $8,873 and $19,910 during 2004 and 2003, respectively, for federal and state tax return preparation and tax consultations for Capitol and its subsidiaries.

     All Other Fees. BDO Seidman, LLP did not perform any other services during 2004 or 2003 for Capitol. Capitol does not utilize BDO Seidman, LLP for any internal audit services.

The Audit Committee has considered whether the provision of services described under the headings “Tax Fees” and “All Other Fees” is compatible with maintaining BDO Seidman, LLP’s independence. In light of the nature of work performed and amount of the fees paid to BDO Seidman, LLP for those services, Capitol’s Audit Committee has concluded the provision of such services is compatible with maintaining BDO Seidman, LLP’s independence.

Capitol’s Audit Committee’s current policy requires pre-approval of all audit and non-audit services provided by the independent registered public accounting firm before such firm begins substantial performance of any engagement. The Audit Committee may delegate authority to a member of the Audit Committee to pre-approve the engagement of independent registered public accounting firms when the entire committee is unable to do so. All such pre-approvals must be reported to the entire committee at the next committee meeting.

OTHER MATTERS

The Board of Directors is not aware of any business to come before the meeting other than those matters described above in this Proxy Statement. However, if any other matters should properly come before the meeting, including matters relating to the conduct of the meeting, it is intended that proxies in the accompanying form will be voted in respect thereof in accordance with the judgment of those voting the proxies.

MISCELLANEOUS

The cost of solicitation of proxies will be borne by Capitol. In addition to solicitations by mail, directors, officers and regular employees of Capitol may solicit proxies personally or by telephone without additional compensation.

Capitol’s 2004 Annual Report to Shareholders is being provided herewith. Any shareholder who does not receive a copy of the Annual Report may obtain a copy by writing Capitol. The Annual Report also may be viewed by accessing Capitol’s web site at http://www.capitolbancorp.com. The annual report is not to be treated as a part of the proxy solicitation material nor as having been incorporated herein by reference.

FORM 10-K

A copy of Capitol’s 2004 Form 10-K, without exhibits, is available to shareholders without charge upon written request to: Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933.

Form 10-K, and certain other periodic filings are filed with the Securities and Exchange Commission. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding companies which file electronically (which includes Capitol). The SEC’s web site address is http:\\www.sec.gov. Capitol’s filings with the SEC can also be accessed through Capitol’s web site, http:\\www.capitolbancorp.com.

SHAREHOLDER PROPOSALS

In order to be eligible for inclusion in Capitol’s proxy material for next year’s annual meeting of shareholders, any shareholder proposal to take action at such meeting must be received at Capitol’s main office at Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933, no later than December 2, 2005. Any such proposal shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.

Any security holder proposal which a shareholder wishes to present at Capitol’s 2006 annual meeting of shareholders but which is not intended to be considered for inclusion in the proxy statement and proxy for that meeting must be received by Capitol on or before February 15, 2006. Such proposals should be sent by registered or certified mail to David O’Leary, Secretary, Capitol Bancorp Limited, Capitol Bancorp Center, 200 Washington Square North, Lansing, Michigan 48933. If Capitol does not have notice of the proposal by that date, Capitol’s form of proxy in connection with that meeting may confer discretionary voting authority to vote on that matter and the persons named in Capitol’s form of proxy will vote the shares represented by such proxies in accordance with their best judgment.

BY ORDER OF THE BOARD OF DIRECTORS,

JOSEPH D. REID Chairman of the Board

ANNEX A

PROPOSED FIRST AMENDMENT TO ARTICLES OF INCORPORATION
OF CAPITOL BANCORP LIMITED

     The proposed amendment to Capitol’s Articles of Incorporation would amend and restate the first sentence of Article III in its entirety to read as follows (material in brackets would be deleted from, and material in bold type would be added to, the present provision):

     The total authorized capital stock is [25,000,000] 50,000,000 common shares at a par value of NO PAR per share.

A-1

ANNEX B

FIRST AMENDMENT TO THE
CAPITOL BANCORP LTD. 2003 STOCK PLAN

     Whereas, Capitol Bancorp Ltd., a Michigan corporation (the “Corporation”), has previously adopted the Capitol Bancorp Ltd. 2003 Stock Plan (the “Plan”);

     Whereas, the Board of Directors of the Corporation (the “Board”) has determined that certain amendments to the Plan are appropriate and in the best interests of the Corporation and its shareholders; and

     Whereas, pursuant to the provisions of Section 15 of the Plan and the rules of the New York Stock Exchange (which are applicable to the Corporation), the Board has determined to submit such amendments to the Corporation’s shareholders for their approval;

     Now Therefore, the Corporation does hereby amend the Plan, subject to shareholder approval, as follows:

     1. Amendment to Section 3. The first sentence of Section 3 of the Plan is hereby amended to read as follows:

“Subject to the provisions of Section 13 of the Plan, the maximum aggregate number of Shares which may be optioned and granted under the Plan is 2,000,000, plus any forfeited Shares.”

     2. Effect of Amendment. This Amendment shall amend only those provisions of the Plan set forth herein, and those Sections, paragraphs and sentences not expressly amended hereby shall remain in full force and effect. This Amendment shall become effective as of November 4, 2004, subject to and upon the receipt of the approval of the Corporation’s shareholders at the annual meeting of the Corporation’s shareholders to be held on May 5, 2005.

     In Witness Whereof, the undersigned has executed this Amendment as of March 8, 2005.

CAPITOL BANCORP LTD.

By:	/s/ Joseph D. Reid

Its:	Joseph D. Reid CEO and President

B-1

ANNEX C

AUDIT COMMITTEE CHARTER

PURPOSE

The Audit Committee (“Committee”) is responsible for matters relating to the auditing of the Corporation and its subsidiaries. The Committee is appointed by the Board to prepare the report included in the annual proxy statement and to assist the Board in oversight of (1) the integrity of the Corporation’s financial statements, (2) the Corporation’s compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications and independence, and (4) the performance of the Corporation’s internal audit function and independent auditors.

The Committee shall prepare the report that the Securities and Exchange Commission (“SEC”) rules require to be included in the Corporation’s annual proxy statement.

COMMITTEE MEMBERSHIP

•	The Committee shall be made up of at least 3 members all of whom shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 and the rules and regulations of the SEC. Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

•	All Committee members must be able to read and understand fundamental financial statements, including a balance sheet, income statement and cash flow statement.

•	In addition, one member of the Committee must be a financial expert as defined by the SEC.

•	The members of the Committee shall be appointed by the Board on the recommendation of the Nominating and Governance Committee. Committee members may be replaced by the Board.

MEETINGS

•	The Committee shall meet as often as it determines, but not less frequently than quarterly.

•	The Committee shall meet periodically with management, the internal auditors and the independent auditors in separate executive sessions.

•	The Committee may request any officer or employee of the Corporation or the Corporation’s outside counsel or independent auditors to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

AUTHORITY, DUTIES AND RESPONSIBILITIES

Relationship with the Independent Auditors:

•	The Committee has the sole authority to approve all audit engagements, services, fees and terms, as well as all significant non-audit engagements with the independent auditors. The Committee may obtain the input of management, but may not delegate this responsibility to management.

°	The independent auditors report directly to the Committee.

°	The Committee must pre-approve all audit and non-audit services to be performed by the independent auditors.

•	At least annually, the Committee must obtain and review a report by the independent auditors describing: the firm’s internal quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities, within the preceding five years, respecting one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (to assess the auditors’ independence) all relationships between the independent auditors and the Corporation.

°	After review, the Committee will be in a position to evaluate the auditors’ qualifications, performance and independence. This review should include the review and evaluation of the lead partner of the independent auditors. The Committee should take into account the opinions of management and the Corporation’s internal auditors.

°	In addition to assuring the regular rotation of the lead audit partner as required by law, the Committee should further consider whether, in order to assure continuing auditor independence, there should be regular rotation of the audit firm itself. Conclusions should be presented to the full Board.

•	Review with the independent auditors any audit problems or difficulties and management’s response, and other material written communications between the independent auditors and management including disagreements between management and the independent auditors regarding financial reporting.

•	Review and discuss the responsibilities, budget and staffing of the Corporation’s internal audit function.

•	Recommend to the Board policies for the Corporation’s hiring of employees or former employees of the independent auditors who participated in any capacity in the audit of the Corporation, which prohibit an auditing firm from providing audit services to a company whose CEO, CFO or Chief Accounting Officer was employed by the auditing firm and participated in the company’s audit in any capacity within one year of audit initiation.

•	Obtain from the independent auditors assurance that the independent auditors have not become aware of any illegal acts and if they have, to provide a report to the Committee regarding specified conclusions with respect to such illegal acts.

Financial Matters:

The Committee shall review and discuss:

•	The annual consolidated financial statements and quarterly consolidated financial statements with management and the independent auditors, including the narrative under “Management’s Discussion and Analysis of Financial Condition and Results of Operations”:

°	The Committee should review with the full board any issues that arise with respect to the quality or integrity of the Corporation’s financial statements, the Corporation’s compliance with legal or regulatory requirements, the performance and independence of the Corporation’s independent auditors, or the performance of the internal audit.

°	Discuss with management and the independent auditors any correspondence with regulators or governmental agencies and published reports, which raise material issues regarding the Corporation’s financial statements or accounting policies.

°	Discuss with the Corporation’s General Counsel and other appropriate senior officers, legal matters that may have a material impact on the financial statements or the Corporation’s compliance policies.

°	Earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies.

•	Major issues regarding accounting principles and practices to be used and financial statement presentations including any significant changes in the Corporation’s selection or application of accounting principles, and major issues as to the adequacy of the Corporation’s internal controls and any special audit steps adopted in light of material control deficiencies.

°	Analyses prepared by management and/or the independent auditors setting forth significant financial reporting issues and judgments made in connection with the preparation of the financial statements including effects of alternative generally accepted accounting principles (GAAP) methods.

°	Disclosure of all accounting policies and practices to be used by the independent auditors, and all alternative treatments of financial information within generally accepted accounting principles discussed with management,

•	The ramifications of these alternative treatments, and

•	The treatment preferred by the independent auditors, and

•	The effect of regulatory and accounting initiatives as well as off-balance sheet structures on the financial statements of the Corporation.

•	Policies, procedures, and a review of the results of the Corporation’s internal audit function.

•	Discuss with management the Corporation’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Corporation’s risk assessment and risk management policies.

•	Disclosures made to the Committee by the Corporation’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Corporation’s internal controls.

Other Matters:

•	The Committee shall have the authority and the appropriate funding to engage independent counsel and other advisors as necessary to carry out its duties (without seeking Board approval). This funding shall be provided by the Corporation.

•	The Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant pre-approvals shall be presented to the full Committee at its next scheduled meeting.

•	The Committee shall perform an annual performance evaluation of itself.

•	The Committee shall review the adequacy of this Charter annually.

•	The Committee shall put into place procedures for receiving accounting complaints and concerns. This includes procedures for receiving anonymous complaints from employees.

LIMITATION OF AUDIT COMMITTEE’S ROLE

While the Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Corporation’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditors.

YOU CAN VOTE IN ONE OF THREE WAYS:

TO VOTE BY TELEPHONE:

Using a touch-tone telephone, call toll free 1-800-758-6973 and follow the recorded instructions.

TO VOTE BY INTERNET:

Log on to the Internet and go to the website http://www.eproxyvote.com/cbc and follow the instructions on the screen.

Shares may be voted by telephone and Internet 24 hours a day, 7 days a week until 5:00 p.m. CDT,
May 4, 2005, the day before the Annual Meeting.

IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, HAVE YOUR PROXY CARD IN HAND.

You will be asked to enter a proxy control number, which is located in the lower right-hand corner of your proxy card.

If you vote by telephone or Internet, there is no need to return your proxy card by mail.

TO VOTE BY MAIL:

Mark, sign and date the proxy card below. Detach the card and return it in the envelope provided.

IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, DETACH PROXY CARD AND RETURN.

PROXY CAPITOL BANCORP LIMITED One Business & Trade Center 200 Washington Square North Lansing, MI 48933

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Joseph D. Reid and David O’Leary as Proxies, each with the power to appoint his substitute and hereby authorizes them to represent and to vote as designated below, all the shares of Common Stock of Capitol Bancorp Limited held of record by the undersigned on March 7, 2005 at the Annual Meeting of Shareholders to be held on May 5, 2005, or any adjournment thereof.
The Board of Directors recommends a vote FOR the following Proposals:

1. Election of Directors:

☐ FOR all nominees listed	☐ WITHHOLD AUTHORITY to vote for all nominees listed below
(Except as marked to the contrary)

(01) Louis G. Allen	(06) Michael J. Devine	(11) Kathleen A. Gaskin	(16) John S. Lewis	(21) David O’Leary
(02) Paul R. Ballard	(07) Cristin Reid English	(12) H. Nicholas Genova	(17) Leonard Maas	(22) Joseph D. Reid
(03) David L. Becker	(08) James C. Epolito	(13) Michael F. Hannley	(18) Lyle W. Miller	(23) Ronald K. Sable
(04) Robert C. Carr	(09) Gary A. Falkenberg	(14) Lewis D. Johns	(19) Kathryn L. Munro
(05) Douglas E. Crist	(10) Joel I. Ferguson	(15) Michael L. Kasten	(20) Myrl D. Nofziger

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name on the following space)

2.	Amendment to the Articles of Incorporation.
☐	FOR amending the Articles of Incorporation to increase the number of authorized shares of common stock from 25,000,000 to 50,000,000.
☐	Against the Amendment to the Articles of Incorporation to increase the total of authorized shares of common stock.

3.	Amendment to the Capitol Bancorp Limited 2003 Stock Plan.

☐	FOR reservation of an additional 1,000,000 shares of Capitol’s common stock for issuance pursuant to the Capitol Bancorp Limited 2003 Stock Plan.
☐	Against the reservation of additional shares for issuance pursuant to the Capitol Bancorp Limited 2003 Stock Plan.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the Meeting.

(Continued and to be signed on the reverse side)

YOU CAN VOTE IN ONE OF THREE WAYS:

TO VOTE BY TELEPHONE:

Using a touch-tone telephone, call toll free 1-800-758-6973 and follow the recorded instructions.

TO VOTE BY INTERNET:

Log on to the Internet and go to the website http://www.eproxyvote.com/cbc and follow the instructions on the screen.

Shares may be voted by telephone and Internet 24 hours a day, 7 days a week until 5:00 p.m. CDT,
May 4, 2005, the day before the Annual Meeting.

     IF YOU WISH TO VOTE BY TELEPHONE OR INTERNET, HAVE YOUR PROXY CARD IN HAND.

You will be asked to enter a proxy control number, which is located in the lower right-hand corner of your proxy card.

If you vote by telephone or Internet, there is no need to return your proxy card by mail.

TO VOTE BY MAIL:

Mark, sign and date the proxy card below. Detach the card and return it in the envelope provided.

IF YOU ARE NOT VOTING BY TELEPHONE OR INTERNET, DETACH PROXY CARD AND RETURN.

This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholder. If no direction is made, this Proxy will be voted “FOR” the Proposals.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign this proxy exactly as your name appears on the books of the company. Joint owners should each sign personally. Trustees and other fiduciaries should indicate the capacity in which they sign, and where more than one name appears, a majority must sign. If a corporation, this signature should be that of an authorized officer who should state his or her title.

Date	,2005

Signature

Signature

(If held jointly)

Please indicate whether you plan to attend the Annual Meeting of Shareholders: ☐ WILL ATTEND ______NUMBER OF PERSONS ☐ WILL NOT ATTEND